EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Vectren Utility Holdings, Inc. appearing in the Annual Report on Form 10-K of Vectren Utility Holdings, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
September 21, 2007